Exhibit 5.1

October 13, 2004

Cogent, Inc.

209 Fair Oaks Avenue

South Pasadena, CA 91030

Re:	2000 Stock Option Plan
2004 Equity Incentive Plan
2004 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 of Cogent, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 18,000,000 shares of the Company’s common stock, $0.001 par value (the “Stock”) which will be issuable under the Company’s 2000 Stock Option Plan, 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan (collectively, the “Plans”).

As the Company’s counsel, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the Stock under the Plans, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Stock under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Stock, when issued and sold pursuant to the terms of the Plans, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP